Signing Authority



	The undersigned hereby authorizes Jennifer S. Sim, Mark R. Townsend or Matthew H. Puckett to sign any Form ID, Form 3, Form 4, or Form 5 relating to beneficial ownership and changes in beneficial ownership of equity securities of VF Corporation (the "Company"), and any amendment thereto, and to file the Form (with exhibits and related documents) with the Securities and Exchange Commission, and submit a copy to any securities exchange or automated quotation system and to the Company.
This signing authority will expire two years after the date at which the undersigned ceases to be subject to filing requirements under Section
16(a) under the Securities and Exchange Act of 1934, as amended, with respect to the Company.

/s/ Alex Cho
Alex Cho

Date: June 10, 2022